Western Asset Global High Income Fund Inc. Announces Changes to Non-Fundamental Investment Policies

NEW YORK – (BUSINESS WIRE) – August 16, 2007

Western Asset Global High Income Fund Inc. (NYSE: EHI) today announced changes to its non-fundamental investment policies relating to the credit ratings of the securities in which the Fund may invest as well as the types of securities in which the Fund may invest during periods of adverse market conditions. These changes will be effective September 17, 2007.

Under the Fund’s amended non-fundamental investment policies recommended by Fund management and approved by the Board of Directors, the Fund usually will attempt to maintain a portfolio with a weighted average credit quality rated at least B3 by Moody’s Investors Service (“Moody’s”) or B- by Standard & Poor’s Corporation (“S&P”) or an equivalent rating from any nationally recognized statistical rating organization. Previously, the Fund was subject to a standard requiring it to attempt to maintain a portfolio with a weighted average credit quality rated at least Ba3 to A2 by Moody’s or BB- to A by S&P. A restriction prohibiting the Fund from investing over 80% of its managed assets in below investment grade fixed income securities was also eliminated.

In addition, the Board of Directors approved a new policy providing that, during times when, in the judgment of Western Asset Management Company, the Fund’s subadvisor, conditions in the securities markets would make pursuing the Fund’s basic investment strategy inconsistent with the best interest of the Fund’s stockholders, as a temporary defensive strategy, the subadvisor may employ alternative strategies, including investment of all of the Fund’s assets in securities rated investment grade by any nationally recognized statistical rating organization, or in unrated securities of comparable quality. Previously, the Fund had no investment policies that addressed adverse market conditions.

These changes to the Fund’s non-fundamental investment policies are intended to broaden the investment opportunities of the Fund and to allow the Fund to invest a greater percentage of its assets in securities that are rated investment grade, especially during periods of adverse market conditions.

It is important to note that the proposed changes are expected to provide the portfolio managers with additional flexibility to meet the Fund’s investment objectives and address developments in the market, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

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Additional Information About Securities Rated Below Investment Grade

Under the Fund’s amended non-fundamental investment policies, the Fund may invest a greater percentage of its managed assets in securities rated below investment grade. High yield, lower quality securities, or “junk bonds,” are securities that are rated by a nationally recognized statistical rating organization below its top four long-term rating categories or unrated securities determined by the Fund’s investment manager to be of equivalent quality. The issuers of lower quality securities may be highly leveraged and have difficulty servicing their debt, especially during prolonged economic recessions or periods of rising interest rates. The prices of lower quality securities are volatile and may go down due to market perceptions of deteriorating issuer creditworthiness or economic conditions. Lower quality securities may become illiquid and hard to value in down markets. Securities rated below investment grade are considered speculative and, compared to investment grade securities, tend to have more volatile prices and increased price sensitivity to changing interest rates and to adverse economic and business developments, greater risk of loss due to default or declining credit quality, greater likelihood that adverse economic or company specific events will make the issuer unable to make interest and/or principal payments and greater susceptibility to negative market sentiments leading to depressed prices and decrease in liquidity.

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Western Asset Global High Income Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company and Western Asset Management Company Limited, affiliates of the investment manager.

For more information on the Fund, please contact our Investor Relations Group at 1-888-777-0102 or consult the Fund’s website at www.leggmason.com.

Contact:

Brenda Grandell

Director, Closed-End Funds

Legg Mason & Co., LLC

212-291-3775